                                                                   EXHIBIT 12.1

                                   VII CABLE

             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND
   RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDEND
                                 REQUIREMENTS
                                 (IN MILLIONS)

                         PRO FORMA POST-SWAP       PRO FORMA PRE-SWAP
                      ------------------------- -------------------------
                      THREE MONTHS              THREE MONTHS              THREE MONTHS
                         ENDED      YEAR ENDED     ENDED      YEAR ENDED     ENDED         YEAR ENDED DECEMBER 31,
                       MARCH 31,   DECEMBER 31,  MARCH 31,   DECEMBER 31,    MARCH     --------------------------------
                          1996         1995         1996         1995         1996      1995  1994   1993   1992  1991
                      ------------ ------------ ------------ ------------ ------------ ------ ----- ------ ------ -----
Earnings (loss)
before income taxes.    $(13.6)       $(59.6)      ($12.5)      ($50.7)      $ 8.7     $ 66.6 $26.4 $128.1 $ 53.1 $14.9
Add:
  Share in income of
  fifty-percent-
  owned affiliates
  and distributed
  income of
  affiliated
  companies.........       (0.2)         1.1         (0.2)         1.1        (0.2)       1.1   2.3    1.0    0.6   0.8
  Interest expense,
  net of capitalized
  interest..........       25.0        105.1         25.0        105.1        11.9       48.5  38.1   33.4   49.8  71.5
  Capitalized
  interest
  amortized.........        0.2          0.7          0.2          0.7         0.2        0.7   1.4    1.9    2.0   2.0
  1/3 of rental
  expense...........        0.6          2.6          0.6          2.6         0.6        2.6   2.6    2.4    2.5   2.7
                        -------       ------       ------       ------       -----     ------ ----- ------ ------ -----
Earnings............    $  12.0       $ 49.9       $ 13.1       $ 58.8       $21.2     $119.5 $70.8 $166.8 $108.0 $91.9
                        =======       ======       ======       ======       =====     ====== ===== ====== ====== =====
Fixed charges:
  Interest costs on
  all indebtedness..    $  25.4       $107.0       $ 25.4       $107.0       $12.3     $ 50.4 $39.0 $ 33.8 $ 50.3 $72.0
  1/3 of rental
  expense...........        0.6          2.6          0.6          2.6         0.6        2.6   2.6    2.4    2.5   2.7
                        -------       ------       ------       ------       -----     ------ ----- ------ ------ -----
Total fixed charges.       26.0        109.6         26.0        109.6        12.9       53.0  41.6   36.2   52.8  74.7
Preferred Stock
dividend
requirements........        8.2         32.8          8.2         32.8         0.0        0.0   0.0    0.0    0.0   0.0
                        -------       ------       ------       ------       -----     ------ ----- ------ ------ -----
Total fixed charges
and Preferred Stock
dividend
requirements........    $  34.2       $142.4       $ 34.2       $142.4       $12.9     $ 53.0 $41.6 $ 36.2 $ 52.8 $74.7
                        =======       ======       ======       ======       =====     ====== ===== ====== ====== =====
Ratio of earnings to
fixed charges.......     Note a       Note a       Note a       Note a        1.6x       2.3x  1.7x   4.6x   2.0x  1.2x
                        =======       ======       ======       ======       =====     ====== ===== ====== ====== =====
Ratio of earnings to
combined fixed
charges and
Preferred Stock
dividend
requirements........     Note b       Note b       Note b       Note b        1.6x       2.3x  1.7x   4.6x   2.0x  1.2x
                        =======       ======       ======       ======       =====     ====== ===== ====== ====== =====
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(a) Earnings were inadequate to cover fixed charges; the additional amount required to cover fixed charges for Pro Forma post-Swap three months ended
    March 31, 1996, Pro Forma post-Swap year ended December 31, 1995, Pro
    Forma pre-Swap three months ended March 31, 1996 and Pro Forma pre-Swap year ended December 31, 1995 would have been $14.0, $59.7, $12.9 and $50.8 million, respectively.

(b) Earnings were inadequate to cover combined fixed charges and Preferred stock dividends, the additional amount required to cover combined fixed charges and preferred stock dividend requirements for Pro Forma post-Swap three months ended March 31, 1996, Pro Forma post-Swap year ended December
    31, 1995, Pro Forma pre-Swap three months ended March 31, 1996 and Pro
    Forma pre-Swap year ended December 31, 1995 would have been $22.2, $92.5, $21.1 and $83.6 million, respectively.